                                               PLANTRONICS, INC.

2009 RESTATED CERTIFICATE OF INCORPORATION

Plantronics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

(i) The name of the corporation is Plantronics, Inc. Plantronics, Inc. was originally incorporated under the name PI Parent Corporation and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on August 12, 1988.

(ii) This 2009 Restated Certificate of Incorporation was duly adopted pursuant to Section 245 of the General Corporation Law of the State of Delaware, and restates and integrates the provisions of the Certificate of Incorporation of this corporation, and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented.

(iii) There is no discrepancy between the Certificate of Incorporation of this corporation as heretofore amended or supplemented and this 2009 Restated Certificate of Incorporation.

(iv) The text of the Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented is hereby restated to read in its entirety as set forth in EXHIBIT A, attached hereto.

IN WITNESS WHEREOF, this 2009 Restated Certificate of Incorporation has been signed under the seal of the corporation this 20th day of January, 2009.

PLANTRONICS, INC.

By:  /s/ Rich Pickard
Name: Rich Pickard
Title:   General Counsel

EXHIBIT A

2009 RESTATED

CERTIFICATE OF INCORPORATION OF

PLANTRONICS, INC.

ARTICLE ONE

The name of the Corporation is Plantronics, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Corporation Law”).

ARTICLE FOUR

4.1           GENERAL

Part 1.    Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue is 101,000,000 consisting of:

(i)           100,000 shares of Series A Participating Preferred Stock, par value $0.01 per share (the “Series A Participating Preferred Stock”).

(ii)          900,000 shares of Undesignated Preferred Stock, par value $.01 per share (the “Undesignated Preferred Stock”);

(iii)        100,000,000 shares of undesignated Common Stock, par value $0.01 per share (the “Common Stock”).

4.2           OTHER PROVISIONS

Part 1.    Registration of Transfer.  The Corporation will keep at its principal office a register for the registration of Common Stock, the Series A Participating Preferred Stock and Undesignated Preferred Stock (collectively, “Stock”). Upon the surrender at such place of any certificate representing shares of Stock, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of the class of Stock represented by the surrendered certificate. Subject to the preceding sentence, each such new certificate will be registered in such name and will represent such number of shares of Stock of the class represented by the surrendered certificate and will be substantially identical in form to the surrendered certificate.

Part 2.    Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Stock of the class represented by such lost, stolen, destroyed or mutilated certificate.

Part 3.   Undesignated Preferred Stock.  The Board of Directors is hereby authorized, subject to limitations prescribed by the Corporation Law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series, and by filing a certificate pursuant to the Corporation Law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to such series of Undesignated Preferred Stock shall include, but not be limited to, determination of the following:

(i) the number of shares constituting that series and the distinctive designation of that series;

(ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(iv) whether that series shall have conversion privileges, and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable  in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms in the amount of such sinking funds;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) any other relative rights, preference and limitations of that series.

Unless otherwise provided in the certificate establishing the designation, powers, preferences, and rights of shares of Undesignated Preferred Stock, the number of shares of any series of Undesignated Preferred Stock may be increased (but not above the total number of authorized shares of Undesignated Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by a certificate pursuant to the Corporation Law. In case the number of shares of any series of Undesignated Preferred Stock shall be decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing such series of Undesignated Preferred Stock.

4.3	DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF SERIES A PARTICIPATING PREFERRED STOCK

The Certificate of Designation contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this 2009 Restated Certificate of Incorporation to the same extent as if such provisions had been set forth in full herein.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

No action may be taken by the stockholders of the Corporation pursuant to a written consent in lieu of an annual or special meeting of the stockholders of the Corporation.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, 66 2/3 % of the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

Except as otherwise provided in the preceding paragraph of this ARTICLE SEVEN, Article III of the by-laws of the Corporation may only be amended or repealed by a vote of 66 2/3% of the holders of the outstanding Common Stock of the Corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE NINE

To the fullest extent permitted by the Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

The Corporation expressly elects to be governed by the provisions of Section 203 of the Corporation Law.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

Annex A

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF
          SERIES A PARTICIPATING PREFERRED STOCK OF PLANTRONICS, INC.

        The undersigned, Richard R. Pickard, does hereby certify:

        1. That he is duly elected and acting Vice President, Legal, General Counsel and Secretary of Plantronics, a Delaware corporation (the "CORPORATION").

        2. That pursuant to the authority conferred upon the Board of Directors  by the Amended and Restated Certificate of Incorporation of the said Corporation, the said Board of Directors of the Corporation on March 13, 2002 adopted the following resolutions creating a series of 100,000 shares of Preferred Stock designated as Series A Participating Preferred Stock:

        "RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation by the Amended and Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Corporation and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series of Preferred Stock as follows:

        Section 1. Designation and Amount. The shares of such series shall be designated as "SERIES A PARTICIPATING PREFERRED STOCK." The Series A Participating Preferred Stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall be 100,000.

        Section 2. Proportional Adjustment. In the event that the Corporation shall at any time after the issuance of any share or shares of Series A Participating Preferred Stock (i) declare any dividend on Common Stock of the Corporation ("COMMON STOCK") payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Participating Preferred Stock.

        Section 3. Dividends and Distributions.

            (a) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a "QUARTERLY DIVIDEND PAYMENT DATE"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock.

            (b) The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

            (c) Dividends shall begin to accrue on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

        Section 4. Voting Rights. The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:

            (a) Each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

            (b) Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

            (c) Except as required by law, the holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent that they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

        Section 5. Certain Restrictions.

            (a) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Participating Preferred Stock as required by Section 3 hereof.

            (b) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

                (ii) declare or pay dividends on, or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock;

                (iv) purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            (c) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

        Section 6. Reacquired Shares. Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of  Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Amended and Restated Certificate of Incorporation, as then amended.

        Section 7. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Stock.

        Section 8. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

        Section 9. No Redemption. The shares of Series A Participating Preferred Stock shall not be redeemable.

        Section 10. Ranking. The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

        Section 11. Amendment. The Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred Stock, voting separately as a series.

        Section 12. Fractional Shares. Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.

        RESOLVED FURTHER, that the President, Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of this corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."